UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2006
AAC Group Holding Corp.
American Achievement Corporation
(Exact name of registrants as specified in their charters)

(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)	Commission File Numbers	Identification No.)
Delaware	333-121479	20-1854833
Delaware	333-84294	13-4126506

7211 Circle S Road
Austin, Texas 78745
(Address of Principal Executive Offices)
(512) 444-0571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 1.01 Entry into a Material Definitive Agreement.
On January 18, 2006 (the “Issue Date”), AAC Group Holding Corp. (“Holdings”) entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Carlyle Mezzanine Partners, L.P. (“Carlyle”) pursuant to which Holdings sold shares of its Series A Redeemable Preferred Stock (the “Series A Preferred Stock”). In connection with the Purchase Agreement, Carlyle was granted registration rights on the capital stock of Holdings held by Carlyle in the event of an initial public offering by Holdings, preemptive rights to purchase additional capital stock of Holdings to maintain its percentage ownership in Holdings and the right to have an observer seat on the Board of Directors of Holdings. See Item 3.02 of this Report for additional information.
Item 3.02 Unregistered Sales of Equity Securities.
On the Issue Date, in a private placement transaction exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”) pursuant to Section 4(2) of the 1933 Act and Regulation D promulgated thereunder, Holdings issued to Carlyle 7,500 shares of the Series A Preferred Stock for an aggregate purchase price of $7.5 million. For purposes of acquiring the shares of Series A Preferred Stock, Carlyle paid the Company $7.5 million in cash.
The terms of the Series A Preferred Stock, including but not limited to its rights and preferences, are as set forth the Amended and Restated Certificate of Incorporation of Holdings attached as an exhibit to this Report, and is incorporated by reference herein. The holders of the Series A Preferred Stock are entitled to receive cumulative dividends at a rate of 14% per year, when, as and if declared by the Board of Directors of Holdings. The Series A Preferred Stock may be redeemed by Holdings on or after January 18, 2007 and is subject to mandatory redemption on January 18, 2013 or, at the election of Carlyle, in the event of a Change in Control or a Public Equity Offering (each as defined in the Amended and Restated Certificate of Incorporation of Holdings). See Item 1.01 of this Report for additional information.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description
3.01	Amended and Restated Certificate of Incorporation of Holdings
SIGNATURES

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2006	By:	/s/ SHERICE BENCH

Sherice Bench
Chief Financial Officer